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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                   FORM 8-K
                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        Date of Report (date of earliest event reported): June 14, 1999

                          YANKEE ENERGY SYSTEM, INC.
            (Exact name of registrant as specified in its charter)



   CONNECTICUT                        0-10721                   06-1236430
(State of Incorporation)         (Commission File Number)       IRS Employer
                                                                Identification
                                                                Number)

599 Research Parkway, Meriden, Connecticut                         06450-1030
  (Address of principal executive offices)                         (Zip Code)

      Registrant's telephone number, including area code: (203) 639-4000

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ITEM 5.  OTHER EVENTS.

     On June 14, 1999, Yankee Energy System, Inc., a Connecticut corporation (the "Company"), and Northeast Utilities, a Massachusetts business trust ("Northeast"), entered into an Agreement and Plan of Merger dated as of June 14, 1999 (the "Merger Agreement"), providing for a merger transaction between the Company and Northeast. The Merger Agreement and the press release issued in connection therewith are filed herewith as Exhibits 2.1 and 99(a), respectively, and are incorporated herein by reference. The description of the Merger Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Merger Agreement.

     Pursuant to the Merger Agreement, the Company will merge with and into Merger Sub (the "Merger"), a Connecticut corporation to be formed by Northeast prior to the Closing (as defined in the Merger Agreement) as a wholly-owned subsidiary of Northeast. Merger Sub will be the surviving entity, but will change its name to "Yankee Energy System, Inc." (the "Surviving Entity"). The Merger, which was unanimously approved by the Board Directors of the Company, is expected to occur shortly after all of the conditions to the consummation of the Merger, including the receipt of certain regulatory approvals, are met or waived. The Company anticipates that the Merger can be consummated in early 2000.

     Under the terms of the Merger Agreement, each outstanding share of common stock of the Company (the "Company Common Stock"), other than shares owned by the Company as treasury shares, or by Northeast, will be converted into the right to receive (i) $45.00 in cash, as may be adjusted (the "Cash Consideration") or (ii) a number of shares of common stock of Northeast ("Northeast Common Stock") calculated pursuant to the Exchange Ratio (as defined in the Merger Agreement and described below), or (iii) the right to receive a combination of cash and shares of Northeast Common Stock. The Exchange Ratio shall be equal to the Cash Consideration divided by the Parent Share Price which is defined as the average of the closing prices of Northeast Common Stock on the New York Stock Exchange for a defined period prior to the Closing. If the Closing does not occur within six months of the date on which the approval of the Merger by the Company's shareholders is obtained (the "Adjustment Date"), the per share amount of Cash Consideration shall be increased by $.005 for each day after the Adjustment Date up to and including the day before the Closing or the Extended Termination Date (as defined below), whichever is the earlier.

     The ability of the Company's shareholders to elect to receive (i) cash,
(ii) Northeast Common Stock or (iii) a mixture of cash and Northeast Common

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Stock shall be subject to the requirement that the aggregate number of shares of
Company Common Stock that may be converted into the right to receive cash in the Merger will be 55% of the total number of shares of Company Common Stock issued and outstanding as of the close of business on the third trading day prior to the consummation of the Merger ("Total Company Stock"). The aggregate number of shares of Company Common Stock that may be converted into the right to receive shares of Northeast Common Stock will be 45% of Total Company Stock. In the event that the owners of shares representing in excess of 55% of Total Company Stock elect to receive cash, the amount of cash receivable by such shareholders shall be reduced on a pro rata basis, with the shortfall receivable in the form of Northeast Common Stock. In the event that the owners of shares representing in excess of 45% of Total Company Stock elect to receive Northeast Common Stock, the amount of Northeast Common Stock receivable by such shareholders shall be reduced on a pro rata basis, with the shortfall receivable in the form of cash.

     The Merger is subject to certain customary closing conditions, including the receipt of the required approval by two-thirds of the votes entitled to be cast by all holders of Company Common Stock, and the receipt of all necessary governmental approvals and the making of all necessary governmental filings, including the consent or approval of the Connecticut Department of Public Utility Control, the approval of the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended, and the filing of the requisite notification with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of the applicable waiting period thereunder. A meeting of the Company's shareholders to vote upon the Merger will be convened as soon as practicable.

     The Merger Agreement contains certain covenants of the parties pending the consummation of the Merger. Generally, the Company and its subsidiaries must carry on their respective businesses in the ordinary course in substantially the same manner as before, preserve intact their business organizations and goodwill, keep available the services of their workforces as a group and maintain their properties and assets in as good repair and condition as at present. There are restrictions on the declaration of dividends by the Company and its subsidiaries, though the Company is permitted to declare and pay its regular quarterly dividends and may increase the annualized amount of such dividends by up to $.04 per share at the Company's regular Board of Directors' meeting in June 2000. The Merger Agreement also contains restrictions on, or procedures for, splitting, combining, reclassifying, redeeming or repurchasing of any capital stock, issuance of securities, amendments to the articles of organization of the Company or its subsidiaries, acquisitions, capital

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expenditures, dispositions, incurrence or guarantees of any indebtedness, modification of employee compensation and benefits, regulatory matters, changes in accounting methods and entering into or modifying material contracts.

     The Merger Agreement prevents the Company and its subsidiaries and representatives from initiating, soliciting or encouraging, directly or indirectly, or knowingly acting so as to facilitate any inquiry or proposal or offer, or engaging in discussions or negotiations with, or providing confidential information to, any third party relating to a business combination proposal, and requires the Company to terminate immediately any existing discussions or negotiations and notify Northeast of any such inquiries relating to a business combination proposal. The Company may, however, prior to the Company shareholders' approval of the Merger, engage in discussions or negotiations with, and provide information to, a third party who, without solicitation on the part of the Company or its subsidiaries, seeks to initiate discussions or negotiations, but only to the extent that (i) the third party has made an Alternative Proposal (as defined in The Merger Agreement) that in the good faith judgment of the Company's Board of Directors, after consultation with its financial advisors, is likely to be more favorable to the Company's shareholders than the Merger, and has demonstrated that it will have adequate sources of financing and (ii) the Company Board of Directors concludes in good faith, based upon such matters it deems relevant and the advice of outside counsel, that such actions are necessary for the Board to act in a manner consistent with its fiduciary duties to shareholders under applicable law. Prior to furnishing such information to, or entering into such discussions or negotiations with, such third party, the Company must notify Northeast in writing of such intention to furnish information or enter discussions or negotiations (identifying the third party and the material terms of its proposal) and enter into a confidentiality agreement with such third party. The Company may also, prior to the Company shareholders' approval, terminate the Merger Agreement to accept an Alternative Proposal (in which case, the termination fee provision described below would be applicable). However, before so terminating, the Company must give Northeast a reasonable opportunity to adjust the terms of the Merger Agreement so as to enable the Company to proceed with the Merger, and the Company's Board must determine that, based on the advice of outside counsel with respect to the Board's fiduciary duties and notwithstanding a binding commitment to consummate the Merger Agreement and notwithstanding all concessions that may be offered by Northeast in further negotiations with the Company, it is necessary for the Board to reconsider the Company's commitment under the Merger Agreement as a result of such Alternative Proposal.

     The Merger Agreement may be terminated under certain circumstances, including: (i) by mutual written agreement of the boards of the parties; (ii)

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by either party if the Merger has not been effected by April 14, 2000 (the
"Initial Termination Date"), provided that all conditions to closing are satisfied except for the receipt of certain statutory approvals, the Initial Termination Date will be extended to September 14, 2000 (the "Extended Termination Date"); (iii) by either party if the Company shareholders' approval has not been obtained at a Company Special Meeting, or any adjournments thereof; and (iv) by either party if any law, order, rule or regulation is adopted which effectively prohibits the Merger or any final order or injunction of a court permanently prohibits the Merger. In addition, the Company may terminate the Merger Agreement: (i) under certain circumstances, in order to accept an Alternative Proposal (subject to the limitations and procedures described above and to payment of the termination fee described below); or (ii) if there has been a material breach of certain of Northeast's representations and warranties or a material breach by Northeast of its agreements or covenants under the Merger Agreement and such breach or failure has not been cured. Northeast may terminate the Merger Agreement if: (i) the Board of the Company withdraws or modifies its approval or recommendation of the Merger Agreement in any manner materially adverse to Northeast; (ii) the Board of the Company approves or recommends an Alternative Proposal; or (iii) there has been a material breach of the Company's representations and warranties or a material breach of its agreements or covenants under the Merger Agreement and such breach or failure has not been cured.


     If the Merger Agreement is terminated on account of the material breach by a party of its representations, warranties, agreements or covenants, the breaching party will pay up to $5 million to the other party for reimbursement of documented fees and expenses. The Company will pay Northeast a termination fee of $19 million plus up to $5 million for reimbursement of documented out-of-pocket expenses: (i) if the Company terminates the Merger Agreement because the Company became the target of a third party Alternative Proposal, and the Company's Board determined in good faith based upon the advice of outside counsel with respect to the Board's fiduciary duties, that termination was necessary for the Board to act consistently with its fiduciary duties to shareholders under applicable law; (ii) if the Parent terminates the Merger Agreement on account of the Company Board of Directors withdrawing or modifying its approval or recommendation of the Merger Agreement or approving or recommending an Alternative Proposal; (iii) if, at a time when an Alternative Proposal is pending, the Merger Agreement is terminated (A) by the Parent because the Company shareholders' approval was not obtained or (B) by the Company on account of the Closing not having occurred by the Initial or (if applicable) the Extended Termination Date, provided, that in the case of
(iii)(A) and (B), the Company enters into a

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definitive agreement with the party making such Alternative Proposal within two years of such termination.

     Northeast will pay the Company a termination fee of $10.625 million if either (i) Northeast or the Company terminates the Merger Agreement because the Closing has not occurred on or before the Initial Termination Date, or (if applicable) the Extended Termination Date, or (ii) the Parties terminate the Merger Agreement by mutual written consent, and on the date of such termination with respect to either such alternative, there are no remaining conditions to the obligations of either party to effect the Merger which are unsatisfied or have not been waived, except for the receipt by Northeast of all necessary approvals under the Public Utility Holding Company Act of 1935.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

          The following exhibits are filed as part of this report:

2.1 Agreement and Plan of Merger, dated as of June 14, 1999, between Yankee Energy System, Inc. and Northeast Utilities.

99(a)  Press Release dated June 15, 1999.


                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 18, 1999

                                   YANKEE ENERGY SYSTEM, INC.


                                   By: /s/ Mary J. Healey
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                                           Mary J. Healey
                                           Vice President, General Counsel and
                                           Secretary

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                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                         DESCRIPTION
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2.1    Agreement and Plan of Merger, dated as of June 14, 1999, between Yankee
       Energy System, Inc. and Northeast Utilities.
99(a)  Press Release dated June 15, 1999.

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